Exhibit 99

CyberOptics Reports Third Quarter Results

Minneapolis, MN—October 23, 2019—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $12.4 million for the third quarter of 2019 ended September 30, down 26% from $16.7 million in the third quarter of 2018. The company also reported a net loss of $353,000 or $0.05 per share in this year’s third quarter, compared to earnings of $1.1 million or $0.15 per diluted share in the third quarter of 2018.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “This year’s third quarter was a difficult period for CyberOptics as we continued facing the headwinds of weak conditions in the surface mount technology (SMT) and semiconductor capital equipment markets as well as the uncertainty of trade relations with China. Weighing on our performance were sharp declines in sales of legacy inspection systems and OEM sensors. However, our family of semiconductor sensors posted higher sales in the third quarter of 2019 on both a year-over-year and quarterly sequential basis.”

He continued: “During the third quarter of 2019, we received an order of $1.3 million for 3D SQ3000 CMM automated optical inspection (AOI) systems for use in the production of micro LED technology based displays, an emerging market that represents a promising growth opportunity for CyberOptics. Shipments of this order will occur through the second quarter of 2020. And given that our MRS-based NanoResolution sensor has been well received in the markets for semiconductor wafer level and advanced packaging inspection and metrology, we are adding sales and field engineering resources to pursue opportunities for this important new product. We believe inspection and metrology for semiconductor wafer level and advanced packaging applications represent promising long-term growth opportunities.”

Sales of sensors and inspection and metrology systems based on 3D MRS technology declined to $4.5 million in the third quarter of 2019 from $6.4 million in the year-earlier period. These MRS-based products, combined with semiconductor sensors, accounted for 66% of total revenue in the third quarter of 2019, up from 59% in the year-earlier period. Sales of legacy sensors and systems, excluding MX600 memory module inspection systems, fell 47% year-over-year in the third quarter of 2019.

Sales of semiconductor sensors increased 6% year-over-year in the third quarter of 2019 to $3.7 million and increased by 18% on a sequential quarterly basis. Sales of these yield and productivity enhancing sensors are forecasted to post more than 10% year-over-year sales growth in this year’s fourth quarter.

Sales of inspection and metrology systems declined 29% year-over-year in the third quarter of 2019 to $5.5 million. Within this category, sales of 3D MRS-enabled SQ3000 inspection systems fell 24% year-over-year to $3.3 million. However, sales of 3D MRS-enabled SQ3000 inspection systems increased by 14% year-over-year for the first nine months of 2019, and 3D MRS-enabled SQ3000 sales growth is forecasted to exceed 20% for all of 2019. Slow sales of legacy products are expected to result in lower year-over-year sales of inspection and metrology systems in this year’s fourth quarter.

Sales of 3D and 2D sensors fell 41% year-over-year in the third quarter of 2019 to $3.2 million, with sales of 3D MRS-enabled sensors down 30% year-over-year. Due to ongoing market weakness, 3D and 2D sensor sales are forecasted to decline in the fourth quarter of 2019 both sequentially and on a year-over-year basis.

CyberOptics ended the third quarter of 2019 with an order backlog of $14.4 million, up from $13.0 million at the end of the second quarter. The September 30, 2019 backlog includes a significant order for 3D MRS sensors from an existing OEM customer that are scheduled for delivery primarily in periods after 2019. CyberOptics is forecasting sales of $13.5-$15.0 million for the fourth quarter ending December 31, 2019.

Looking ahead, CyberOptics believes the third quarter of 2019 marked the trough of the downturn in the SMT and semiconductor capital equipment markets and that industry conditions will strengthen as the company progresses through 2020. CyberOptics also believes that its industry-leading 3D MRS and semiconductor sensor technologies have positioned the company to capitalize upon a full range of opportunities in its targeted markets.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor capital equipment markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and other countries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor advanced packaging inspection and metrology and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Head of Global Marketing

952-820-5837

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 1-888-394-8218 prior to the start of the call and providing the conference ID: 3433693. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 3433693. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$12,391	$16,683	$42,411	$46,657
Cost of revenue	6,885	9,247	23,290	25,738
Gross margin	5,506	7,436	19,121	20,919
Research and development expenses	2,408	2,162	6,950	6,585
Selling, general and administrative expenses	3,855	3,945	11,779	12,448
Income (loss) from operations	(757)	1,329	392	1,886
Interest income and other	170	35	306	192
Income (loss) before income taxes	(587)	1,364	698	2,078
Provision (benefit) for income taxes	(234)	297	92	444
Net income (loss)	($353)	$1,067	$606	$1,634
Net income (loss) per share - Basic	($0.05)	$0.15	$0.09	$0.23
Net income (loss) per share - Diluted	($0.05)	$0.15	$0.08	$0.23
Weighted average shares outstanding - Basic	7,117	7,041	7,108	7,012
Weighted average shares outstanding - Diluted	7,117	7,299	7,245	7,176

Condensed Consolidated Balance Sheets
	Sept. 30, 2019	Dec. 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$8,104	$9,248
Marketable securities	7,792	5,771
Accounts receivable, net	13,322	15,859
Inventories	16,360	16,163
Other current assets	1,819	2,096
Total current assets	47,397	49,137

Marketable securities	9,392	10,322
Intangibles and goodwill, net	1,661	1,699
Fixed assets, net	3,546	2,861
Right-of-use assets (operating leases)	1,985	-
Other assets	249	259
Deferred tax assets	5,276	5,422
Total assets	$69,506	$69,700

Liabilities and Stockholders’ Equity
Accounts payable	$4,945	$8,513
Accrued expenses	2,878	4,204
Current operating lease liabilities	686	-
Total current liabilities	8,509	12,717

Other liabilities	305	772
Long-term operating lease liabilities	3,178	-
Total liabilities	11,992	13,489

Total stockholders’ equity	57,514	56,211
Total liabilities and stockholders’ equity	$69,506	$69,700